UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

VWR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-118658	91-1319190
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1310 Goshen Parkway
P.O. Box 2656
West Chester, PA	19380
(Address of principal executive offices)	(zip code)

(610) 431-1700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  REGULATION FD DISCLOSURE

CDRV Investors, Inc. (“CDRV Investors”), the indirect parent company of VWR International, Inc. (the “Registrant”), intends, subject to market and specified closing conditions, to sell $350 million aggregate principal amount of its senior floating rate notes due 2011 (the “Notes”) in transactions exempt from, or not subject to, the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  It is anticipated that the Notes will be redeemable at any time at CDRV Investors’ option at specified redemption prices and will be subject to mandatory redemption upon specified changes of control or an initial public offering, if any. CDRV Investors has made no commitment to undertake an initial public offering, although it is possible that it could decide to do so in the future.  The net proceeds from the sale of the Notes are intended to be used to pay a dividend or distribution to the holders of CDRV Investors’ common stock.  Neither the Registrant nor any other subsidiary of CDRV Investors will be an obligor or a guarantor of the Notes. To fund payments on the Notes, the Registrant would have to amend the credit agreement for its senior secured credit facility, but no assurance can be given that the Registrant will amend such credit agreement on a timely basis or at all. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Prior to the anticipated closing date of the sale of the Notes and as a condition to the closing of such sale, CDRV Investors intends to transfer substantially all its assets (including all of the common stock of CDRV Holdings, Inc., a direct, wholly-owned subsidiary of CDRV Investors and the direct parent company of the Registrant) to CDRV Investment Holdings Corporation, a recently incorporated, direct, wholly-owned subsidiary of CDRV Investors.  As a result of this transfer, (1) CDRV Holdings, Inc. will become the direct, wholly-owned subsidiary of CDRV Investment Holdings Corporation; (2) CDRV Investment Holdings Corporation will assume all the obligations of CDRV Investors under CDRV Investors’ 9 5/8% Senior Discount Notes due 2015 (the “Senior Discount Notes”) and the indenture for the Senior Discount Notes (the “Indenture”), and will succeed to, and be substituted for, CDRV Investors under the Indenture; and (3) CDRV Investors will be relieved of all obligations and covenants under the Indenture.  Promptly after such transfer and assumption, CDRV Investors will execute and deliver a supplemental indenture to the Indenture pursuant to which CDRV Investors will guarantee payment of the Senior Discount Notes on an unsecured, senior subordinated basis.

With respect to the planned dividend or distribution to CDRV Investors’ stockholders discussed above, CDRV Investors’ stock incentive plan requires that, in the event of any recapitalization or extraordinary dividend, the exercise price or other terms of outstanding stock options must be adjusted to avoid increasing or diluting the rights and benefits of such stock options, so that stock option holders remain in the same economic position after the recapitalization or extraordinary dividend as they were before.  Accordingly, the exercise price of all stock options outstanding under CDRV Investors’ stock incentive plan will be reduced as a result of such dividend or distribution. However, in consideration of applicable U.S. federal tax regulations, CDRV Investors will not be able to sufficiently reduce the exercise price of the stock options, and, as a result, the Registrant will make cash payments from its available operating funds to holders of both vested and unvested stock options, including executive officers, to ensure that such holders have the same rights and benefits under such options after such dividend or distribution as they had before such dividend or distribution.  These payments will not be part of any dividend or distribution using net proceeds from the anticipated sale of the Notes or otherwise.  The Registrant estimates that these cash payments will total approximately $17 million, of which approximately $11 million will relate to unvested stock options.  The Registrant anticipates that cash payments of approximately $6 million related to vested options will be made shortly after the closing of the sale of the Notes and will be charged to stockholders’ equity.  The Registrant is reviewing the timing of the cash payments with respect to unvested stock options.  One alternative would be to make such payments to holders of unvested options at the same time as the payments being made to holders of vested options; another alternative would be to make such payments in future periods as unvested options vest over time.  In the latter case, the Registrant would record incremental prospective compensation charges to its results of operations of approximately $9 million over the next several years, with the majority of such charges impacting results of operations over the next three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VWR INTERNATIONAL, INC.

Date: November 27, 2006	By:	/s/ George Van Kula
Name: George Van Kula
Title: Senior Vice President, General Counsel and Secretary